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                                                                    Exhibit 99.2
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1. What is the proposed transaction?
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On November 29th, XO announced the investment by Forstmann Little, a U.S.-based firm, and TELMEX, a telecommunications company based in Mexico, of $800 million in XO in exchange for common equity of XO. The investment is conditioned on several factors, including a restructuring of $7.0 billion of XO's existing debt and preferred securities. This means that substantially all of XO's debt is expected to be exchanged for a combination of cash and common equity.

2. So what happens to my investment? Will it be worthless?
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Under the terms of the proposed transactions, the value of any investments in XO common stock is likely to be lost.

There are two possible ways in which the company can complete the restructuring transaction - out of court, or through a pre-packaged or pre-negotiated Chapter 11 bankruptcy process. In either case, the value of any common equity holding is likely to be lost.

In an out-of-court scenario, these transactions (the investment and the restructuring) would necessarily involve the issuance of a tremendous number of additional shares of XO common stock. Issuing those additional shares would result in substantial dilution to the existing common stock outstanding, to the point where the existing shares will hold little or no value. (By analogy, imagine a cup of lemonade at the bottom of an empty Olympic-sized swimming pool. Once the pool is filled with water, although the lemonade still may be there, the added water has diluted it to the point where, for all practical purposes, it is gone.)

The second scenario would involve a pre-packaged or pre-negotiated Chapter 11 filing. In a bankruptcy scenario, the value of the company in this transaction is not enough to pay the senior note holders in full and, as a result, it is unlikely that any value would be left to allocate to the preferred and common shareholders. In such a case, the court would be asked to approve a restructuring plan in which existing common stockholders would likely retain no interest in the company going forward. Or, in other words, the current common shares would essentially be wiped out.

3. What happens if the announced deal (equity investment) does not go through?
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The Company would continue to seek alternative solutions to raise additional capital and to restructure its existing debt and preferred stock. However, absent a capital infusion or balance sheet restructuring, the company likely would need to file for Chapter 11 bankruptcy protection. In the event such a bankruptcy filing is neither pre-packaged nor pre-negotiated, the company believes that its value would be less than the value implied by the Forstmann Little/TELMEX proposal and, therefore, it is unlikely that there would be any value left to allocate to the common shareholders. As you may know, in such a case, claims by the company's bank lenders, bondholders and preferred holders (totaling approximately $7.0 billion) would rank ahead of the interests of the company's common equity holders.

4. If you had $1 billion in available cash as of September 30, 2001, why is such
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an investment and restructuring necessary at this time?
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We believe that it is necessary to obtain additional capital in order to close the company's funding gap in an effort to ensure the company's long-term viability. Our business will require cash in addition to that which is currently available to fund operations and capital expenditures until the time when we expect to generate cash from operations sufficient to satisfy debt service, operating expenses and other capital requirements. We believe that any new investment of capital into the company will be conditioned on a restructuring of the company's balance sheet, which makes the process to complete any such investment a potentially lengthy one. Accordingly, as we have previously disclosed, we believe that, to preserve the value of the company, it was best to promptly begin developing and implementing a strategy to restructure our balance sheet to enable us to attract such additional capital. Consequently, we consider it


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prudent to pursue the Forstmann Little/TELMEX proposal at this time, while remaining open to any superior proposals that we may receive.

5. Since you moved from Nasdaq to OTCBB can I still execute (buy or sell) orders
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in the same manner?
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The Over the Counter Bulletin Board (OTCBB) is an electronic exchange similar to
Nasdaq. You will need to consult the brokerage firm that executed the initial purchase to inquire if there are any special considerations in executing orders Over the Counter.

6. What should I do with my investment?
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You need to consult your investment advisor for advice.